Allstate FutureVest VUL® Variable Adjustable Life Insurance
Individual Flexible Premium Variable Adjustable Life Insurance Policies

Issued by: Allstate Assurance Company
In connection with: Allstate Assurance Company Variable Life Separate Account

Street Address:
2940 S. 84th Street
Lincoln, NE 68506-4142

Mailing Address:
P.O. Box 660191
Dallas, TX 75266-0191

Telephone Number:
1-800-865-5237

Fax Number:
1-877-328-1982

Summary Prospectus for New Investors
May 1, 2021

This Summary Prospectus summarizes key features of the Policy.

Before you invest, you should also review the prospectus for the Policy, which contains more information about the Allstate FutureVest VUL® Flexible Premium Variable Adjustable Life Insurance's features, benefits, and risks. You can find this document and other information about the Policy online at accessallstate.com. You can also obtain this information at no cost by calling 1-800-865-5237 or by sending an email request to service@allstate.com.

If you are a new investor in the Contract, you may cancel your Policy by returning it to us within 31 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. In most states if you return your Policy, we will pay you an amount equal to any net premium allocated to the Fixed Account; plus, the value of amount allocated to any Sub-Accounts, as calculated on the date the returned Policy is received by us or our agent; plus any premium expense charges, policy fees, or other charges deducted under the Policy. The refund will be reduced by any withdrawals taken and any outstanding Policy Debt. You should review the prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

Additional information about certain investment products, including variable life insurance policies, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

Beginning in January 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of the shareholder reports for the portfolio companies available under your contract will no longer be sent by mail, unless you specifically request paper copies of the reports from Allstate Assurance Company. Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.

If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive shareholder reports and other communications from Allstate Assurance Company by contacting Allstate Assurance Company Customer Service at 1-800-865-5237.

You may elect to receive all future reports in paper free of charge. You can inform Allstate Assurance Company that you wish to continue receiving paper copies of your shareholder reports by contacting Allstate Assurance Company Customer Service at 1-800-865-5237. Your election to receive shareholder reports in paper will apply to all portfolio companies available under your contract.

The Securities and Exchange Commission has not approved or disapproved this Policy or passed upon the adequacy of this summary prospectus. Any representation to the contrary is a criminal offense.

The Securities and Exchange Commission has not approved or disapproved this policy or passed upon the adequacy of this summary prospectus. Any representation to the contrary is a criminal offense.

The Contracts are not FDIC insured.

INITIAL SUMMARY PROSPECTUS

Table of Contents

Definitions
Important Information You Should Consider About Your Policy
Fees and Expenses
Risks
Restrictions
Taxes
Conflicts of Interest
Overview of the Policy
Standard Death Benefits
Optional Benefits Available Under the Policy
Buying the Policy
How Your Policy Can Lapse
Making Withdrawals: Accessing the Money in Your Policy
Additional Information About Fees
Transaction Fees
Periodic Charges Other Than Annual Portfolio Company Expenses
Portfolio Annual Expenses
Appendix: Portfolios Available Under the Policy

INITIAL SUMMARY PROSPECTUS

Definitions
Please refer to this list for the meaning of the following terms:

Accumulation Unit — An accounting unit of measurement, which we use to calculate the value of a Sub-Account.

Age — The Insured’s age at his or her last birthday.

Attained Age — The Insured’s age on his or her last birthday as of the policy issue date and subsequent Policy Anniversaries.

Beneficiary(ies) — The person(s) named by you to receive the Death Benefit under the Policy.

Company — Allstate Assurance Company, sometimes referred to as “Allstate Assurance Company.”

Death Benefit — The amount payable to the Beneficiary under the Policy upon the death of the Insured, before payment of any unpaid Policy Debt or policy charges.

Face Amount — The initial Death Benefit under your Policy, adjusted for any changes in accordance with the terms of your Policy.

Fixed Account — The portion of Policy Value receiving fixed interest crediting and allocated to our general account.

Grace Period — A time period of 61 days that begins on any Monthly Activity Day where the Net Surrender Value is less than the Monthly Deduction for the current policy month, except as provided in the Safety Net Premium provision.

Insured — The person whose life is covered by your Policy.

Investment Options - Includes each of the Sub-Accounts and the Fixed Account available to invest in.

Issue Date — The date the Policy is issued. It is used to determine Policy Years and policy months in your Policy.

Loan Account — An account established for amounts transferred from the Sub-Accounts and the Fixed Account as security for outstanding policy loans.

Monthly Activity Day — The day of the month on which deductions are made. If a month does not have that day, the deduction will be made on the last day of that month.

Monthly Deduction — The amount deducted from Policy Value on each Monthly Activity Day for the policy fee, mortality and expense risk charge, administrative expense charge, cost of insurance charge, and the cost of any benefit riders.

Net Death Benefit — The Death Benefit, less any Policy Debt.

Net Policy Value — The Policy Value, less any Policy Debt.

Net Premium — The Premium paid less the premium expense charge.

Net Surrender Value — The amount you would receive upon surrender of your Policy, equal to the Surrender Value less any Policy Debt.

Policy Anniversary — The same day and month as your Issue Date for each subsequent year your Policy remains in force.

Policy Debt — The sum of all unpaid policy loans and accrued interest.

Policy Month — A one month period beginning on the same day of the month as the Issue Date of the Policy.

INITIAL SUMMARY PROSPECTUS

Policy Owner (“You” “Your”) — The person(s) having the rights of ownership defined in the Policy. The Policy Owner may or may not be the same person as the Insured. If your Policy is issued pursuant to a retirement plan, your ownership rights may be modified by the plan.

Policy Value — The sum of the values in the Sub-Accounts of the separate account plus the value of the Fixed Account, plus the Loan Account. The amount from which Monthly Deductions are made and the Death Benefit is determined.

Policy Year — A twelve-month period beginning on the Issue Date or a Policy Anniversary.

Portfolio(s) — The underlying fund(s) (or investment series thereof) in which the Sub-Accounts invest. Each Portfolio is an investment company registered with the SEC or a separate investment series of a registered investment company.

Premium — Amounts paid to us as Premium for the Policy by you or on your behalf.

Safety Net Premium — The period of time the Policy is guaranteed to stay in force based on the payment of the Safety Net Premium.

Separate Account — Allstate Assurance Company Variable Life Separate Account, which is a segregated investment account of Allstate Assurance Company.

Sub-Account — A subdivision of the Separate Account invested wholly in shares of one of the Portfolios.

Surrender Value — The Policy Value less any applicable surrender charges.

Tax Code — The Internal Revenue Code of 1986, as amended.

Valuation Date — Each day the New York Stock Exchange is open for business. Currently the New York Stock Exchange is closed on the following holidays: New Years Day, Martin Luther King, Jr. Day, President’s Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. We do not determine accumulation unit value on days on which the New York Stock Exchange is closed for trading.

Valuation Period — The period of time during which we determine the change in the value of the Sub-Accounts in order to price accumulation units. Each Valuation Period begins at the close of normal trading on the New York Stock Exchange, currently 4:00 p.m. Eastern time, on each Valuation Date and ends at the close of the NYSE on the next Valuation Date.

We, Us, Our — Our company, Allstate Assurance Company, sometimes referred to as “Allstate Assurance Company.”

You, Your — The person(s) having the rights of ownership defined in your Policy.

INITIAL SUMMARY PROSPECTUS

Important Information You Should Consider About the Policy
An investment in the Policy is subject to fees, risks, and other important considerations, some of which are briefly summarized in the following table. You should review the prospectus for additional information about these topics.

Fees and Expenses				Location in Prospectus
Charges for Early Withdrawals
There are no surrender charges on partial withdrawals. A Partial Withdrawal Service Fee of the lesser of 2% of amount withdrawn or $25.00 may apply.*

If the investor surrenders the Policy within the first 10 policy years, he or she will be assessed a maximum surrender charge of up to $47.49 per $1,000 of Face Amount. For example, if you surrender your policy, you could pay a surrender charge of up to $4,749 on a Policy with a $100,000 Face Amount.

*We are currently waiving this fee.
Charges and Deductions – Surrender Charge and Partial Withdrawal Service Fee
Transaction Charges	In addition to surrender charges (if applicable), the investor may also be charged for other transactions. A Premium Expense Charge is charged when premium is paid, and a Transfer Fee may be charged for the second and each subsequent transfer in each calendar month.			Charges and Deductions – Premium Expense and Transfer Fee
Ongoing Fees and Expenses (as Annual Charges)
In addition to surrender charges and transaction charges, the Policy is subject to certain ongoing fees and expenses, including fees and expenses covering the cost of insurance under the Policy and the cost of optional benefits available under the Policy, and such fees and expenses are set based on characteristics of the insured (e.g., age, sex, and rating classification). Investors should view the policy specifications page of the Policy for rates applicable to their Policy.

Investors will also bear expenses associated with the portfolio companies under the Policy, as shown in the following table:
Charges and Deductions – Monthly Deduction and Annual Portfolio Expenses
	Annual Fee	Minimum	Maximum
	Investment Options (Portfolio fees and expenses)	0.10%	1.10%

Risks		Location in Prospectus
Risk of Loss	You can lose money by investing in the Policy.	Principal Risks Investing in the Policy
Not a Short-Term Investment
This Policy is not a short-term investment and is not appropriate for an investor who needs ready access to cash. Charges assessed on Premiums and the Surrender Charge imposed on surrenders during the first 10 Policy Years will reduce your surrender proceeds. In addition, a surrender may have adverse tax consequences.
Principal Risks Investing in the Policy
Risks Associated with Investment Options
Your Policy Value will vary depending on the Investment Options you select. Variable Sub-Accounts will vary depending on the performance of the Portfolios in which they invest and are subject to the risk of negative performance. Each investment option, including any fixed account investment option, will have its own unique risks. You should review these investment options before making an investment decision.
Variable Sub-Accounts and Description of the Policy – The Fixed Account

INITIAL SUMMARY PROSPECTUS

Insurance Company Risks
An investment in the Policy is subject to the risks related to Allstate Assurance Company. Any obligations (including under any fixed account investment options), guarantees, or benefits that exceed the Policy Value are subject to the claims-paying ability of Allstate Assurance Company. If Allstate Assurance Company experiences financial distress, it may not be able to meet its obligations to you. More information about Allstate Assurance Company, including its financial strength ratings, is available upon request by calling 1-800-865-5237.
The Financial Condition of Allstate Assurance Company
Policy Lapse
Your Policy could lapse (terminate) if the value of your Policy becomes too low to support the Policy’s monthly charges and the Safety Net Premium feature is not in effect. Death benefits will not be paid if the Policy has lapsed. If you have any outstanding policy loans when your Policy lapses, you may have taxable income as a result.

If the Policy lapses, you may apply for reinstatement by paying to us the reinstatement Premium and any applicable charges required under the Policy. If a Policy Loan was outstanding at the time of your Policy’s lapse, you must either repay or reinstate the loan before we reinstate your Policy. All Policy charges continue to be based on your original Issue Date.
How Your Policy Can Lapse

Restrictions		Location in Prospectus
Investment Options
Certain Variable Sub-Accounts may not be available depending on the date you purchased your Policy. In addition, Certain Variable Sub-Accounts are closed to Policy Owners not invested in the specified Variable Sub-Accounts by a designated date. We reserve the right to add, combine, remove or substitute Portfolios as investment options.

We reserve the right to limit the size of transfers and remaining balances, and to limit the number and frequency of transfers among your investment options and the Fixed Account. In addition, while we currently are not charging a transfer fee, the Policy gives us the right to impose a transfer fee of up to $10 in certain circumstances. We reserve the right to limit transfers in any Policy Year, or to refuse any transfer request for a Policy Owner or certain Policy Owners. For example, we reserve the right to limit excessive trading and transfers that would disadvantage Policy Owners or have a detrimental effect on Accumulation Unit Values or the share price of any Portfolio.
Variable Sub-Accounts Market Timing and Excessive Trading and Trading Limitations
Optional Benefits	We may discontinue or modify any of the optional benefits at any time prior to the time you elect to receive it.	Optional Insurance Benefits

INITIAL SUMMARY PROSPECTUS

Taxes	Location in Prospectus
Tax Implications
You should consult with a tax professional to determine the tax implications of an investment in and payments received under the Policy.

Your Policy is structured to meet the definition of a life insurance contract under the Tax Code. We may need to limit the amount of Premiums you pay under the Policy to ensure that your Policy continues to meet that definition.
Current federal tax law generally excludes all Death Benefits from the gross income of the beneficiary of a life insurance policy. In addition, you generally are not subject to taxation on any increase in the Policy Value until it is withdrawn. Generally, you are taxed on surrender proceeds and the proceeds of any partial withdrawals only if those amounts, when added to all previous distributions, exceed the total Premiums paid. Amounts received upon surrender or withdrawal in excess of Premiums paid are treated as ordinary income.

Special rules govern the tax treatment of life insurance policies that meet the federal definition of a modified endowment contract. Depending on the amount and timing of your Premiums, your Policy may meet that definition. Under current tax law, Death Benefit payments under modified endowment contracts, like Death Benefit payments under other life insurance contracts, generally are excluded from the gross income of the beneficiary. Withdrawals and policy loans, however, are treated differently. Amounts withdrawn and policy loans are treated first as income, to the extent of any gain, and then as a return of Premium. The income portion of the distribution is includible in your taxable income. In addition, an additional 10% federal penalty tax is generally imposed on the taxable portion of amounts received before age 59½. We will not accept any Premium that would cause the Policy not to qualify as a life insurance contract under the Tax Code.

The death benefit of a life insurance policy that was transferred for value may be subject to ordinary income taxes. Estate taxes may apply. Consult your tax advisor for additional information.
Federal Taxes

Conflicts of Interest	Location in Prospectus
Investment Professional Compensation
Some investment professionals may receive compensation for selling the Policy to investors. These investment professionals may have a financial incentive to offer or recommend the Policy over another investment.

We will pay commissions to broker-dealers that sell the Policies. Commissions paid vary, but we may pay a maximum sales commission of 85% of first year premiums, plus up to 5% of any additional Premiums in Years 2-5. In addition, we may pay a trail commission of up to 0.20% of Policy Value on Policies that have been in force for at least one year. In addition, certain bonuses and managerial compensation may be paid.

From time to time, we pay asset-based compensation to broker-dealers of up to 0.25% of Policy Value annually. These payments are intended to contribute to the promotion of the Policies. We may also pay or allow other promotional incentives or payments in the form of cash or non-cash compensation.
Charges and Deductions – Commissions Paid to Dealers

INITIAL SUMMARY PROSPECTUS

Exchanges
Some investment professionals may have a financial incentive to offer an investor a new Policy in place of the one you already own. You should only exchange your Policy if you determine, after comparing the features, fees, and risks of both Policies, that it is preferable for you to purchase the new Policy rather than continue to own your existing Policy.
Charges and Deductions – Commissions Paid to Dealers

Overview of the Policy

For Whom is the Policy Appropriate?
This Policy is designed to provide life insurance protection, flexibility in Premium payments and a choice of Death Benefits. It may be appropriate for an investor who has a higher risk tolerance, an understanding of investments, a long term investment horizon, financial goals needing a Death Benefit with an added investment component and funds that are not required to meet current needs.

What Premiums Are Required Under the Policy?
Because the Policy is a “flexible premium” policy you have a great amount of flexibility in determining the timing and amount of your Premiums. You are required to pay the first year Premium, which is based on your Policy’s Face Amount and the Insured’s age, sex and risk class. After the first Policy Year, you do not have to pay the required Premium as long as you pay the cumulative Premium due under the Safety Net Premium Feature. Under the Safety Net Premium Feature, we agree to keep the Policy, including any Optional Benefits, in force for a specified period regardless of the investment performance of the Variable Sub-Accounts as long as your total Premiums paid (reduced for Withdrawals and Policy Debt) at least equals the sum of the monthly Safety Net Premiums on or before the Safety Net Premium guarantee expiry date shown in your Policy. When the Safety Net Premium Feature is not in effect, your Policy remains in force as long as the Net Surrender Value is large enough to pay the charges on your Policy as they come due.

Before we accept any Premium that would require an increase in the net amount at risk under the Policy, you first must provide us with evidence of insurability. The Tax Code imposes limits on the amount of Premium that can be contributed under a life insurance Policy. Accordingly, we will not accept any Premium that would cause your Policy to exceed this limit, unless you increase the Face Amount of your Policy appropriately.

The Policy currently offers multiple Investment Options, which include Sub-Accounts and a Fixed Account option. Each Sub-Account invests in a single Portfolio. You may invest in up to 21 Investment Options. You may transfer money among your investment choices, subject to restrictions. Additional information about each Portfolio Company is provided in the Appendix at the back of this Summary Prospectus.

INITIAL SUMMARY PROSPECTUS

What are the Primary Features of the Policy?
Death Benefit. While your Policy is in force, we will pay a Death Benefit to the Beneficiary upon the death of the Insured. The Policy provides for two Death Benefit options you may choose between while the Insured is alive. Decreases in the Policy Value never cause the Death Benefit to be less than the Face Amount. Before we pay the Death Benefit to the Beneficiary, however, we subtract an amount sufficient to repay any outstanding Policy Debt and to pay any due and unpaid charges.

Withdrawal Options. You may withdraw part of your Policy Value through a partial withdrawal, which must equal at least $250. In addition, the maximum partial withdrawal amount may not reduce the Face Amount below $25,000.

Loan Provisions. You may borrow money from us using your Policy as security for the loan. The maximum loan amount is equal to 75% of the Surrender Value so long as the Net Surrender Value after the loan is taken is sufficient to cover the most recent total monthly deduction times 3. Taking a loan from your Policy may increase the risk that your Policy will lapse, may prevent you from satisfying the Safety Net cumulative premium requirements, will have a permanent effect on your Policy Value and will reduce the Death Proceeds. In addition, if your Policy is a modified endowment Policy for tax purposes, taking a Policy Loan may have tax consequences.

Optional Benefits. You may ask to add one or more riders to your Policy to provide additional optional insurance benefits. We require evidence of insurability before we issue a rider to you. The riders we currently offer are described below in “Benefits Available Under the Policy.” All of these riders may not be available in all states. In our discretion, we may offer additional riders or stop offering a rider. All riders can be concurrently elected. Riders requiring an additional cost will reduce your Policy Value due to the cost of the Rider.
•Children’s Level Term Rider
•Accidental Death Benefit Rider
•Continuation of Payment Rider
•Accelerated Death Benefit Rider, Terminal Illness
•Accelerated Death Benefit Rider, Chronic Illness
•Overloan Protection Rider
•Guaranteed Insurability Rider
•Asset Allocation Program
•Portfolio Rebalancing and Dollar Cost Averaging

INITIAL SUMMARY PROSPECTUS

Standard Death Benefits

What are the Death Benefit Options and how is the Death Benefit paid?
While your Policy is in force, we pay the Death Benefit proceeds upon the death of the Insured. We will pay the Death Benefit proceeds to the named Beneficiary(ies) or contingent Beneficiary(ies). Your Beneficiary may choose to receive the proceeds of the Policy in the form of a single payment or over a period under an optional payment plan.

The Death Benefit proceeds payable to the Beneficiary equal the applicable Death Benefit, less any Policy Debt and less any due and unpaid charges. We determine the amount of the Death Benefit proceeds as of the end of the Valuation Period during which the Insured dies. We usually pay the Death Benefit proceeds within seven days after we have received due proof of death and all other requirements we deem necessary have been satisfied. The amount of the Death Benefit is based on the Death Benefit Option you have selected, any increases or decreases in the Face Amount, and in some instances your Policy Value. The minimum Death Benefit is equal to the Face Amount.

The Owner of the Policy may choose one of two Death Benefit Options:

Option 1: the Death Benefit is the greater of: (a) the Face Amount of the Policy on the date of death; or (b) the Policy Value multiplied by the applicable corridor percentage as described below, and as set forth in your Policy. Option 1 is designed to provide a specific amount of Death Benefit that generally does not vary with changes in the Policy Value. As your Policy Value increases, the Net Amount at Risk under your Policy generally decreases, unless your Policy Value is sufficiently large to require that the Death Benefit be determined using the applicable corridor percentage.

Option 2: the Death Benefit is the greater of:
(a) the Face Amount plus the Policy Value on the date of death; or
(b) the Policy Value multiplied by the applicable corridor percentage. Under Option 2, the amount of the Death Benefit generally increases to reflect increases in the Policy Value. Under this option your Policy generally involves a constant Net Amount at Risk.

After the first Policy Year, you may change the Death Benefit Option. If you ask to change from Option 2 to Option 1, we increase the Face Amount of your Policy by the amount of the Policy Value. If you ask to change from Option 1 to Option 2, we decrease the Face Amount of your Policy by the amount of the Policy Value.

Can I Increase or Decrease my Policy’s Face Amount?	You may request an increase or decrease to the Face Amount after the first Policy Year. If you request an increase, you must provide evidence of insurability to us that meets our standards. You should be aware that a change in the Face Amount changes the net amount at risk and, therefore, changes the cost of insurance charges on your Policy. We do not permit a Face Amount change if the Policy is in the Grace Period. In addition, modifying your Policy’s Face Amount might have tax ramifications.

Optional Benefits Available Under the Policy
In addition to the standard death benefits associated with the Policy, other optional benefits may also be available to you. The following table summarize information about those optional benefits. Information about the fees associated with each optional benefit included in the table may be found in the Fee Table.

INITIAL SUMMARY PROSPECTUS

Name of Benefit	Purpose	Brief Description of Restrictions or Limitations
Children’s Level Term Rider	Provides for level term insurance on the Insured’s children. If the Insured dies while the rider is in effect, we convert the coverage on each child to paid-up term insurance that remains in force until the child reaches age 25. The rider may be exchanged for a new term policy on the earlier of each child’s 25th birthday, or the Insured’s age 65. We do not require evidence of insurability to exchange the rider.	We provide coverage until the earlier of the child’s 25th birthday or the Insured’s age 65. We pay the Death Benefit to the person designated by you.
Accidental Death Benefit Rider	Provide additional insurance if the Insured dies from accidental bodily injury.	This rider ends when one of the following occurs: (1) the Policy terminates; (2) the next Policy Anniversary after the Insured’s 70th birthday; or (3) you ask to end the rider.
Continuation of Payment Rider	Under this rider, we contribute a monthly amount to the Policy Value if the Insured becomes totally disabled as defined in the rider.	This rider ends when one of the following occurs: (1) the Policy terminates; (2) the Insured reaches age 60; or (3) you ask to end the rider
Guaranteed Insurability Rider	Provides the option to increase the Face Amount of the Policy on the Policy anniversaries following the attainment of certain Insured’s ages without proof of insurability. Unscheduled increases are allowed in lieu of the attained age increase options at the following life events: birth, marriage and adoption.
Only available at Policy issue at ages 38 and younger.

Election of an unscheduled increase due to life event results in forfeiting the next scheduled increase.
The option to increase the Face Amount as of any particular option date will, if not exercised, expire at the end of the period during which such option was available.

Accelerated Death Benefit Rider, Terminal Illness	Provides for an advance of a portion of the Death Benefit if the Insured is diagnosed with a terminal illness and satisfactory proof of the terminal illness is provided to us. You may add this rider after your Policy is issued if the rider is available in your state. There is no additional cost for this rider.
A terminal illness is a medical condition that, notwithstanding medical care, will result in death within twelve months, or as otherwise provided by applicable state law.

The maximum accelerated death benefit you may receive is less than the Death Benefit and capped and subject to discounting, fees, required unpaid Premiums and any outstanding charges.

If your Policy was issued in connection with a Qualified Plan, we may not be able to offer you some of the benefits provided by these riders.

INITIAL SUMMARY PROSPECTUS

Accelerated Death Benefit Rider, Chronic Illness
Provides for an acceleration of a portion of the Death Benefit if the Insured has been certified as a chronically ill individual
You may add this rider after your Policy is issued if the rider is available in your state. There is no additional cost for this rider.

This rider is not available in California, Connecticut and Florida.

Chronic illness must be certified by a licensed professional as follows:

The Insured is:
a. Permanently unable to perform, without substantial assistance from another individual, at least two activities of daily living for a period of at least 90 consecutive days due to loss of functional capacity; or
b. Requiring substantial supervision to protect such individual from threats to health and safety due to permanent severe cognitive impairment.

The maximum accelerated death benefit you may receive is less than the Death Benefit and capped and subject to discounting, fees, required unpaid Premiums and any outstanding charges.

Overloan Protection Rider
Guarantees the Policy will not lapse due to policy loans exceeding the Surrender Value. Once the overloan protection benefit has been exercised, the Death Benefit will be the greater of: the Face Amount immediately before exercise; the Policy Value multiplied by the applicable corridor percentage; or 101% of the greater of the Policy Value or Policy Debt.
No additional monthly charges are deducted from your Policy.

Only available at Policy issue.

No additional premiums, withdrawals or loans are permitted.

There is a one-time charge of 4.5% of the Policy Value upon election.

Availability is subject to the following conditions:
1) the Policy has been in force for at
 least 15 policy years;
2) the Insured has attained age 75;
3) the Death Benefit option for the Policy must be Option 1;
4) the Policy Debt is greater than the Face Amount;
5) the Policy Debt has accumulated to at least 90% of the Surrender Value;
6) the sum of all partial withdrawals must be at least equal to the sum of all Premiums paid;
7) the Policy must not be a modified endowment contract (MEC) as defined by federal tax laws, and exercising the rider must not cause the Policy to become a MEC; and
8) the Policy Debt is no more than 99.9% of the Surrender Value after the overloan protection election charge has been deducted from the Policy Value.

INITIAL SUMMARY PROSPECTUS

Buying the Policy

Purchase Procedures
Application for a Policy. You may apply to purchase a Policy by submitting a written application to us at the address given on the first page of this Prospectus. The maximum issue age is 80. The minimum Face Amount for a Policy is $100,000. Before we issue a Policy, we require you to submit evidence of insurability satisfactory to us. Acceptance of your application is subject to our underwriting rules. We reserve the right to reject your application for any lawful reason. If we do not issue a Policy to you, we will return your Premium to you. We reserve the right to change the terms or conditions of your Policy to comply with changes in the applicable law.

We issue your Policy when we have determined that your application meets our underwriting requirements. We apply our customary underwriting standards to the proposed Insured. If on the Issue Date there are outstanding requirements, we will allocate your Premium when all requirements have been met. An example of an outstanding requirement is an amendment to your application that requires your signature. In cases where premium allocations are delayed due to outstanding requirements, the premium is held in an account without interest until the Policy can be issued. We commence coverage of the Insured under the Policy, on the later of: (i) the Issue Date, (ii) the date that we receive your first Premium, or (iii) the date that all underwriting requirements have been met.

If you pay a Premium with your application, we provide you with up to $1,000,000 of temporary conditional insurance if you meet all of the terms of the Temporary Insurance Agreement. The Temporary Insurance Agreement provides coverage during the underwriting of your application but only if you meet its requirements, including you are free of certain excluded medical conditions. This temporary conditional coverage starts when you complete your application and pay the first Premium, unless a medical exam or lab test results are required. In that event, temporary conditional coverage starts when all medical exams have been completed and lab specimens provided. The Issue Date determines Monthly Activity Days, Policy Months, and Policy Years.

When the Safety Net Premium is not in effect

After your Policy is issued, before we accept any additional Premium that would require an increase in the net amount at risk under the Policy, you first must provide us with evidence of insurability. The Tax Code imposes limits on the amount of Premium that can be contributed under a life insurance Policy. If you exceed this limit, your Policy would lose its favorable federal income tax treatment under the Tax Code. Accordingly, we will not accept any Premium that would cause your Policy to exceed this limit, unless you increase the Face Amount of your Policy appropriately.

INITIAL SUMMARY PROSPECTUS

Premium Amount & Premium Due Dates
The Policy is a “flexible premium” Policy because you have a great amount of flexibility in determining the timing and amount of your Premiums. You have a required first year Premium for your Policy, which is based on your Policy’s Face Amount and the Insured’s age, sex and risk class. You do not have to pay the required Premium after the first Policy Year. When the Safety Net Premium feature (discussed below) is not in effect, your Policy remains in force as long as the Net Surrender Value is large enough to pay the charges on your Policy as they come due. However, to take advantage of the Safety Net Premium feature, you must pay the cumulative Safety Net Premiums due. Otherwise, you may pay any level of Premium at any time, as long as the Premium would not cause your Policy to lose its status as a life insurance Policy under the Tax Code.

Safety Net Premium Feature. We agree to keep the Policy (including any riders) in force for a specified period, regardless of the investment performance of the Sub-Accounts, as long as your total Premiums paid (as reduced to reflect withdrawals and Policy Debt) at least equals the sum of monthly Safety Net Premiums on or before the Safety Net Premium guarantee expiry date. If the Insured is age 60 or less at the Issue Date, the specified period is the first twenty Policy Years. If the Insured is age 61 to 75 at the Issue Date, it runs from the Issue Date until the next Policy Anniversary after the Insured’s 80th birthday. If the Insured is over age 75 at the Issue Date, it runs from the Issue Date until five years after the issue date

You also may establish a planned periodic Premium. You are not required to pay the planned periodic Premium and we will not terminate your Policy merely because you did not. This Policy may lapse even if planned payments are paid, due to the fact that current cost of insurance and interest rates are not guaranteed, policy loans and partial withdrawals may be taken, you may make changes in the Death Benefit Option, and you may request changes to the Face Amount. Even if you pay all of the planned periodic Premiums, your Policy nevertheless may enter the Grace Period and thereafter lapse if you have not paid the required Safety Net Premium amount and the Net Surrender Value is no longer enough to pay the Monthly Deductions.

How Your Policy Can Lapse

Lapse
If the Net Surrender Value is less than the Monthly Deduction due on a Monthly Activity Day and the Safety Net Premium is not in effect, your Policy may lapse. Your safety net premium guarantee will be in effect as long as your total Premiums paid (as reduced to reflect withdrawals and Policy Debt) at least equals the sum of monthly Safety Net Premiums on or before the Safety Net Premium guarantee expiry date shown in your Policy. If the Safety Net Premium guarantee is in effect, your Policy will not lapse. We give you a 61-day Grace Period in which to pay an adequate amount of additional Premium to keep the Policy in force after the end of the Grace Period. Additional Premiums may be necessary to assure the safety net premium guarantee remains in force. This additional Premium may be paid during the Grace Period.

At least 30 days before the end of the Grace Period, we will send you a notice that your Policy will lapse as of a certain date and additional premiums are necessary to keep the Policy in force.

The Policy continues in effect through any Grace Period. If the Insured dies during the Grace Period, we pay a Death Benefit in accordance with your instructions. However, we reduce the proceeds by an amount equal to Monthly Deduction(s) due and unpaid. If you do not pay us the amount shown in the notice before the end of the Grace Period, your Policy ends at the end of the Grace Period.

Effect of Lapse
Your Policy could terminate if the value of your Policy becomes too low to support the Policy’s monthly charges and the Safety Net Premium feature is not in effect. You will then have a 61-day Grace Period to pay additional amounts to prevent your Policy from terminating. If such amounts are not received, your Policy will terminate, with no death benefit or any other coverage under your Policy. If you have any outstanding policy loans when your Policy lapses, you may have taxable income as a result.

INITIAL SUMMARY PROSPECTUS

Reinstatement
If the Policy lapses, you may apply for reinstatement by paying to us the reinstatement Premium and any applicable charges required under the Policy. You must request reinstatement within three years of the date the Policy entered a Grace Period. The reinstatement Premium equals an amount sufficient to (1) cover all unpaid Monthly Deductions for the Grace Period, and (2) keep your Policy in force for three months. If a Policy Loan was outstanding at the time of your Policy’s lapse, you must either repay or reinstate the loan before we reinstate your Policy. In addition, we may require you to provide evidence of insurability satisfactory to us. The Face Amount upon reinstatement cannot exceed the Face Amount of your Policy at its lapse. The Policy Value on the reinstatement date reflects the Policy Value at the time of termination of the Policy plus the Premium paid at the time of reinstatement. All Policy charges continue to be based on your original Issue Date.

The Safety Net will apply upon reinstatement if the Safety Net premium guarantee expiry date has not expired and cumulative premiums received at time of reinstatement exceed the Safety Net premium times the number of months that coverage was in force, plus three additional Safety Net premiums.

You cannot reinstate the Policy once it has been surrendered.

Making Withdrawals: Accessing the Money in Your Policy

Surrenders and Withdrawals
While your Policy is in force, you may surrender the Policy. Your Policy and all riders terminate on the day we receive your written request, or the surrender effective date requested by you, whichever is later. The Net Surrender Value equals the Policy Value, minus the surrender charge, minus any Policy Debt. Upon surrender, we pay you the Net Surrender Value determined as of the day we receive your written request. We ordinarily pay you the Net Surrender Value of the Policy within seven days of our receiving your complete written request or on the effective surrender date you request, whichever is later. The Policy cannot be reinstated once it is surrendered. You may receive the surrender proceeds in a single payment or under any of the settlement options we offer.

While the Policy is in force, you may receive a portion of the Net Surrender Value by making a partial withdrawal from your Policy. The minimum partial withdrawal amount is $250. You may not withdraw an amount that would reduce the Face Amount below $25,000. After a partial withdrawal, the Net Surrender Value must be at least $500. We deduct a partial withdrawal service fee of the lesser of 2% of the amount withdrawn, or $25, from the remaining Policy Value for a partial withdrawal.

We subtract the amount withdrawn from your Policy Value. You may specify how much of your partial withdrawal you wish taken from each Sub-Account or from the Fixed Account. You may not withdraw from the Fixed Account more than the total withdrawal amount times the ratio of the Fixed Account to your total Policy Value immediately before the withdrawal.

You must request the partial withdrawal in writing. Your request is effective on the date received. Before we pay any partial withdrawal, you must provide us with a completed withholding form. A partial withdrawal will decrease cumulative premiums paid into your Policy. Riders do not impact the ability to take partial withdrawals.

Additional Information About Fees
The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the Policy. Please refer to your Policy specifications page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time that you buy the Policy, surrender or make withdrawals from the Policy, transfer cash value between investment options, or take a policy loans.

INITIAL SUMMARY PROSPECTUS

Transaction Fees

Charge	When Charge is Deducted	Amount Deducted
Premium Expense Charge	When you pay a premium	6% of the Premium amount
Premium Taxes	When you pay a premium	0% to 4%; Applicable premium taxes are covered by the Premium Expense Charge
Surrender Charge	When you surrender your Policy during the first 10 Policy Years	Maximum: $47.49 per $1000 of Face Amount Minimum: $4.48 per $1000 of Face Amount
Partial Withdrawal Service Fee	When you make a withdrawal	The lesser of 2% of amount withdrawn or $25.00
Transfer Fee*	Second and each subsequent transfer in each calendar month	$10.00 Maximum; $0 current
Loan Interest Rate***	When you have a policy loan	Interest Rate on Preferred Loans 1%; Interest Rate on Standard Loans 2%

*We are currently waiving this fee.
**When we make a Policy Loan, we transfer to the Loan Account a portion of the Policy Value equal to the loan amount. The amounts allocated to the Loan Account are currently credited with interest at 2%. Preferred loans have a zero net cost while standard loans have a 1.00% net cost. Upon expiration of the initial surrender charge period, all new and existing loans will be treated as preferred loans.

The next table describes the fees and expenses that you will pay periodically during the time that you own the Policy, not including Portfolio Company fees and expenses.

Periodic Charges Other Than Annual Portfolio Company Expenses

Charge	When Charge is Deducted	Amount Deducted
Base Contract Charge:
Cost of Insurance* Maximum and Minimum Charge	Monthly	Maximum and current: $83.33 per $1000 Minimum and current: $0.01 per $1000
Cost of Insurance Charge for 45-year old Male Non-Smoker, $120,000 Face Amount, at issue	Monthly	Guaranteed: $0.16 per $1,000. Current: $0.16 per $1,000.
Policy Fee	Monthly	Max $15; current $11
Mortality and Expense Risk Fees	Monthly	Maximum - years 1-10: 0.08% (0.06% current) Maximum - years 11+: 0.04% (0.03% current)
Administrative Expense Charge	Monthly for the first 30 Policy Years	Maximum: $0.35 per $1000 Minimum: $0.06 per $1000

INITIAL SUMMARY PROSPECTUS

Rider Charges:
Children’s Level Term Rider

Accidental Death Benefit Rider

Continuation of Payment Rider

Accelerated Death Benefit Rider, Terminal Illness

Accelerated Death Benefit Rider, Chronic Illness

Overloan Protection Rider

Guaranteed Insurability Rider
Monthly Monthly Monthly When Benefit Elected When Benefit Elected When Benefit Elected Monthly

$2.50 per $5,000 unit of coverage

Maximum COI: $0.13 per $1,000 of benefit amount
Minimum COI: $0.08 per $1,000 of benefit amount

Maximum COI: $1.54 per $100 of benefit amount
Minimum COI: $0.25 per $100 of benefit amount

$150

$250

4.5% of Policy Value

Maximum COI: $0.12 per $1,000
Minimum COI: $0.07 per $1,000

*The cost of insurance or other charge varies based on individual characteristics. The cost of insurance charge or other charge shown in the table may not be representative of the charge that a particular investor will pay. You may obtain more information about the particular cost of insurance or other charges that would apply to him or her by contacting the number on the cover page.

The next table shows the minimum and maximum total operating expenses charged by the Portfolios that you may pay periodically during the time that you own the Policy. A complete list of portfolio companies available under the Contract, including their annual expenses, may be found at the back of this document. More detail concerning each Portfolio’s fees and expenses appears in the prospectus for each Portfolio.

Portfolio Annual Expenses

	Minimum	Maximum
Total Annual Operating Expenses(1) (expenses that are deducted from Portfolio assets, which may include management fees, distribution and/or service (12b-1) fees, and other expenses)	0.10%	1.10%

(1)Expenses are shown as a percentage of Portfolio average daily net assets (before any waiver or reimbursement) as of December 31, 2020.

INITIAL SUMMARY PROSPECTUS

Appendix: Portfolio Companies Available Under the Policy
The following is a list of portfolio companies available under the Policy. More information about the portfolio companies is available in the prospectuses for the portfolio companies, which may be amended from time to time and can be found online at www.accessallstate.com. You can also request this information at no cost by calling 1-800-865-5237 or by sending an email request to serice@allstate.com.
The current expenses and performance information below reflects fees and expenses of the portfolio companies, but do not reflect the other fees and expenses that your Policy may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Portfolio’s past performance is not necessarily an indication of future performance.

Type / Investment Objective	Sub-Account	Investment Advisor/Subadvisor(1)	Current Expenses	Average Annual Returns (as of 12/31/20)
				1 year	5 year	10 year
AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)
The fund seeks capital appreciation.	Invesco Oppenheimer VI Discovery Mid Cap Growth Fund - Series I (2)	Invesco Advisers, Inc.
To provide above-average total return over a market cycle of three to five years by investing in common stocks and other equity securities.	Invesco V.I. American Value Fund - Series I
To provide reasonable current income and long term growth of income and capital.	Invesco V.I. Diversified Dividend Fund - Series I
Total return comprised of current income and capital appreciation.	Invesco V.I. High Yield Fund - Series I	Invesco Advisers, Inc. (advised by Invesco Canada Ltd.)
Long-term growth of capital.	Invesco V.I. International Growth Fund - Series I	Invesco Advisers, Inc.
Long-term growth of capital.	Invesco V.I. Value Opportunities Fund - Series I
THE ALGER PORTFOLIOS
Current income and long-term capital appreciation.	Alger Balanced Portfolio - Class I-2	Fred Alger Management, Inc.
Long-term capital appreciation.	Alger Capital Appreciation Portfolio - Class I-2
Long-term capital appreciation.	Alger Mid Cap Growth Portfolio - Class I-2
Long-term capital appreciation.	Alger Small Cap Growth Portfolio - Class I-2
ALPS VARIABLE INVESTMENT TRUST (3)
Capital appreciation.	Morningstar Aggressive Growth ETF Asset Allocation Portfolio Class I	ALPS Advisors, Inc. (advised by Morningstar Investment Management, LLC)
Capital appreciation and some current income.	Morningstar Balanced ETF Asset Allocation Portfolio Class I
Current income and preservation of capital.	Morningstar Conservative ETF Asset Allocation Portfolio Class I
Capital appreciation.	Morningstar Growth ETF Asset Allocation Portfolio Class I
Current income and capital appreciation.	Morningstar Income and Growth ETF Asset Allocation Portfolio Class I

INITIAL SUMMARY PROSPECTUS

Type / Investment Objective	Sub-Account	Investment Advisor/Subadvisor(1)	Current Expenses	Average Annual Returns (as of 12/31/20)
				1 year	5 year	10 year
FIDELITY® VARIABLE INSURANCE PRODUCTS
Long-term capital appreciation.	Fidelity® VIP ContrafundSM Portfolio - Initial Class	Fidelity Management & Research Company (FMR) (advised by FMR Co., Inc. (FMRC) and other investment advisers serves as sub-advisers for the fund.)
Capital appreciation.	Fidelity® VIP Disciplined Small Cap Portfolio - Initial Class	Fidelity Management & Research Company (FMR) (advised by Geode Capital Management, LLC (Geode) and FMR Co., Inc. (FMRC))
Capital appreciation.	Fidelity® VIP Emerging Markets Portfolio - Initial Class	Fidelity Management & Research Company (FMR) (advised by FMR Co., Inc. (FMRC) and other investment advisers serves as sub-advisers for the fund.)
Reasonable Income. The fund will also consider the potential for capital appreciation. The fund's goal is to achieve a yield which exceeds the composite yield on the securities comprising the S&P 500® Index.	Fidelity® VIP Equity-Income PortfolioSM - Initial Class	Fidelity Management & Research Company (FMR) (advised by FMR Co., Inc. (FMRC) and other investment advisers serves as sub-advisers for the fund.)
As high a level of current income as is consistent with preservation of capital and liquidity.	Fidelity® VIP Government Money Market Portfolio - Initial Class	Fidelity Management & Research Company (FMR) (advised by Other investment advisers serves as sub-advisers for the fund.)

INITIAL SUMMARY PROSPECTUS

Type / Investment Objective	Sub-Account	Investment Advisor/Subadvisor(1)	Current Expenses	Average Annual Returns (as of 12/31/20)
				1 year	5 year	10 year
To achieve capital appreciation.	Fidelity® VIP Growth Portfolio - Initial Class	Fidelity Management & Research Company (FMR) (advised by FMR Co., Inc. (FMRC) and other investment advisers serves as sub-advisers for the fund.)
Investment results that correspond to the total return of common stocks publicly traded in the United States, as represented by the S&P 500® Index.	Fidelity® VIP Index 500 Portfolio - Initial Class	Fidelity Management & Research Company (FMR) (advised by Geode Capital Management, LLC (Geode) and FMR Co., Inc. (FMRC) serve as sub-advisers for the fund.)
As high a level of current income as is consistent with the preservation of capital.	Fidelity® VIP Investment Grade Bond Portfolio - Initial Class	Fidelity Management & Research Company (FMR) (advised by Other investment advisers serves as sub-advisers for the fund.)
Long-term growth of capital.	Fidelity® VIP Mid Cap Portfolio - Initial Class	Fidelity Management & Research Company (FMR) (advised by FMR Co., Inc. (FMRC) and other investment advisers serves as sub-advisers for the fund.)
Long-term growth of capital.	Fidelity® VIP Overseas Portfolio - Initial Class	Fidelity Management & Research Company (FMR) (advised by FMR Co., Inc. (FMRC), FMR Investment Mgmt. (UK) Limited (FMR UK) and other investment advisers serves as sub-advisers for the fund.)
Above-average income and long-term capital growth, consistent with reasonable investment risk. Fund seeks to provide a yield that exceeds the composite yield of the S&P 500® Index.	Fidelity® VIP Real Estate Portfolio - Initial Class	Fidelity Management & Research Company (FMR) (advised by FMR Co., Inc. (FMRC) and other investment advisers serves as sub-advisers for the fund.)

INITIAL SUMMARY PROSPECTUS

Type / Investment Objective	Sub-Account	Investment Advisor/Subadvisor(1)	Current Expenses	Average Annual Returns (as of 12/31/20)
				1 year	5 year	10 year
Capital appreciation.	Fidelity® VIP Value Portfolio - Initial Class	Fidelity Management & Research Company (FMR) (advised by FMR Co., Inc. (FMRC) and other investment advisers serves as sub-advisers for the fund.)
JANUS ASPEN SERIES
Long-term capital growth, consistent with preservation of capital and balanced by current income.	Janus Henderson Balanced Portfolio - Institutional Shares	Janus Capital Management LLC
Long-term growth of capital.	Janus Henderson Enterprise Portfolio - Institutional Shares
Maximum total return, consistent with preservation of capital.	Janus Henderson Flexible Bond Portfolio - Institutional Shares
Long-term growth of capital.	Janus Henderson Forty Portfolio - Institutional Shares
Long-term growth of capital.	Janus Henderson Global Technology and Innovation Portfolio - Institutional Shares
Capital appreciation.	Janus Henderson Mid Cap Value Portfolio - Institutional Shares	Janus Capital Management LLC (advised by Perkins Investment Management LLC)
Long-term growth of capital.	Janus Henderson Research Portfolio - Institutional Shares	Janus Capital Management LLC
(1)Subadvisor names may change frequently. This information will be updated annually. For current information, please contact us at the telephone number shown on the first page of this Prospectus.
(2)Effective April 30, 2020, the Invesco V.I. Mid Cap Growth Fund - Series I is no longer available as an investment alternative. Therefore, the corresponding Invesco V.I. Mid Cap Growth Fund - Series I Sub-Account that invests in this Portfolio is closed and is no longer offered as of May 1, 2020. We will no longer accept purchase payments, permit transfers or any allocations to this Variable Sub-Account. Any amount invested in the Invesco V.I. Mid Cap Growth Fund - Series I as of May 1, 2020, will be transferred to the Invesco Oppenheimer VI Discovery Mid Cap Growth Fund - Series I Sub-Account.
(3)The Morningstar ETF Allocation Series Portfolios invest in underlying ETFs and will indirectly bear their proportionate share of any fees and expenses payable directly by the underlying ETFs. As a result, the Portfolios may incur higher expenses, many of which may be duplicative. The five sub-accounts as provided in this subsection are referred to in the prospectus as the Morningstar ETF Allocation Series Portfolios.

INITIAL SUMMARY PROSPECTUS

We have filed a Statement of Additional Information, dated May 1, 2021, with the Securities and Exchange Commission (“SEC”). It contains additional important information about the Policies, the Separate Account and AAC, and is incorporated herein by reference, which means that it is legally a part of this prospectus. For a free copy, please write to us at P.O. Box 660191, Dallas, TX 75266-0191, or call us at 1-800-865-5237. You may also contact us at the same number to request other information about the Policy and to make investor inquiries.

INITIAL SUMMARY PROSPECTUS